Exhibit (h)(15)

NEUBERGER BERMAN EQUITY FUNDS

Neuberger Equity Income Fund

Neuberger Genesis Fund

Neuberger International Equity Fund

Neuberger Large Cap Value Fund

Neuberger Multi-Cap Opportunities Fund

Neuberger QUALITY Equity Fund

Neuberger Real Estate Fund

1290 Avenue of the Americas

New York, New York 10104

December 12, 2025

Neuberger Berman Investment Advisers LLC (“NBIA”)

1290 Avenue of the Americas

New York, New York 10104

Dear Ladies and Gentlemen:

Neuberger Equity Income Fund, Neuberger Genesis Fund, Neuberger International Equity Fund, Neuberger Large Cap Value Fund, Neuberger Multi-Cap Opportunities Fund, Neuberger Quality Equity Fund, and Neuberger Real Estate Fund (each a “Fund”) are series of Neuberger Berman Equity Funds, a Delaware statutory trust (“Trust”).

You hereby agree, from December 18, 2025 until each date noted on Schedule A (each a “Limitation Period”), to waive the investment advisory fee charged pursuant to the Management Agreement between the Trust and NBIA (“Advisory Fee”) of each Fund’s Classes noted on Schedule A (each a “Class”), so that the Advisory Fee of each Fund’s respective Classes are limited to the respective rate per annum, as noted on Schedule A, of that Class’s average daily net assets (each an “Advisory Fee After Waiver”).

You understand that you shall look only to the assets attributable to the applicable Class in the performance of this Agreement, and neither any other series of the Trust or Class, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.  Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940. This Agreement supersedes any prior agreement with respect to the subject matter hereof as of December 18, 2025.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NEUBERGER BERMAN EQUITY FUNDS,
on behalf of
Neuberger Equity Income Fund
Neuberger Genesis Fund
Neuberger International Equity Fund
Neuberger Large Cap Value Fund
Neuberger Multi-Cap Opportunities Fund
NEUBERGER QUALITY EQUITY FUND
Neuberger Real Estate Fund

By:	/s/ Joseph V. Amato

Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted as of December 12, 2025.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph V. Amato

Title:	President and Chief Investment Officer -- Equities

SCHEDULE A

Fund	Class	Limitation Period	Advisory Fee After Waiver
Neuberger Equity Income Fund	E	August 31, 2027	0.00%
Neuberger Genesis Fund	E	August 31, 2027	0.00%
Neuberger International Equity Fund	E	August 31, 2027	0.00%
Neuberger Large Cap Value Fund	E	August 31, 2027	0.00%
Neuberger Multi-Cap Opportunities Fund	E	August 31, 2027	0.00%
Neuberger Quality Equity Fund	E	August 31, 2027	0.00%
Neuberger Real Estate Fund	E	August 31, 2027	0.00%

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